Exhibit 21
                                                                      ----------

                           Subsidiaries of the Company

     Subsidiary                  Jurisdiction of Organization
     ----------                  ----------------------------
RF Power Components, Inc.              New York
Anaren Power Products, Inc.            Delaware
Anaren Microwave V.I., Inc.            U.S. Virgin Islands
Amitron, Inc.                          Massachusetts